Exhibit 3.4

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “HARRAH’S OPERATING COMPANY, INC.”, FILED IN THIS OFFICE ON THE NINETEENTH DAY OF MAY, A.D. 2008, AT 6:28 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

/s/ Harriet Smith Windsor
Harriet Smith Windsor, Secretary of State
2014547 8100	AUTHENTICATION: 6602284
080569524	DATE: 05-20-08
You may verify this certificate online at corp. delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:34 PM 05/19/2008
FILED 06:28 PM 05/19/2008
SRV 080569524 – 2014547 FILE

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

HARRAH’S OPERATING COMPANY, INC.

Harrah’s Operating Company, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

I. The Board of Directors of the Corporation has duly adopted a resolution setting forth an amendment to the Restated Certificate of Incorporation of the Corporation. The resolution setting forth the amendment is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation is hereby amended by amending the Article FOURTH, thereof so that, as amended, Article FOURTH shall read in its entirety as follows:

“FOURTH: A. The total number of shares of stock which the Corporation shall have authority to issue is 1,002,000, consisting of 2,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), and 1,000,000 shares of Preferred Stock, par value $0.10 per share (the “Preferred Stock”).

B. Shares of Preferred Stock may be issued from time to time in one or more series, as provided for herein or as provided for by the Board of Directors as permitted hereby. All shares of Preferred Stock shall be of equal rank and shall be identical, except in respect of the terms fixed herein for the series provided for herein or fixed by the Board of Directors for series provided for by the Board of Directors as permitted hereby. All shares of any one series shall be identical in all respects with all the other shares of such series, except the shares of any one series issued at different times may differ as to the dates from which dividends thereon may be cumulative.

The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any such additional series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolutions, the distinguishing characteristics and the relative rights, preferences, privileges and immunities of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH. Without limiting the generality of the foregoing, the Board of Directors may fix and determine:

1. The designation of such series and the number of shares which shall constitute such series;

2. The rate of dividend, if any, payable on shares of such series;

3. Whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate.

4. Whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed;

5. The amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation;

6. The sinking fund provisions, if any, for the redemption of shares of such series;

7. The voting rights, if any, of the shares of such series;

8. The terms and conditions, if any, on which shares of such series may be converted into shares of capital stock of the Corporation of any other class or series;

9. Whether the shares of such series are to be preferred over shares of capital stock of the Corporation of any other class or series as to dividends, or upon the voluntary or involuntary dissolution, liquidation, or winding up of the affairs of the Corporation, or otherwise; and

10. Any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of this article FOURTH.

C. Except as otherwise provided in this Certificate of Incorporation (including this Section C of Article FOURTH and including the resolutions adopted by the Board of Directors pursuant to Section B of this Article FOURTH), each holder of Common Stock shall be entitled to one vote for each share of Common Stock held by him on all matters submitted to stockholders for a vote and each holder of Preferred Stock of any series that has voting rights shall be entitled to such number of votes for each share held by him as may be specified in the resolutions providing for the issuance of such series.”

2. This Certificate of Amendment of Restated Certificate of Incorporation was duly adopted by written consent has been given in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, said Corporation has caused this Certificate to be executed this 19th day of MAY, 2008.

HARRAH’S OPERATING COMPANY, INC.,
a Delaware corporation

By:	/s/ Charles L. Atwood
Name:	Charles L. Atwood
Title:	Vice Chairman